Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-395-2215
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

INFOSONICS CORPORATION STRENGTHENS ITS PRESENCE IN THE MEXICAN MARKET WITH
THE OPENING OF A NEW SALES AND OPERATIONS FACILITY IN MEXICO

SAN DIEGO, CA, April 13, 2006 – InfoSonics Corporation (AMEX: IFO), one of the fastest growing distributors of wireless handsets in the United States and Latin America, today announced that its subsidiary InfoSonics de Mexico, S.A. de C.V., has entered into a lease agreement for a facility in Mexico. This facility will enable InfoSonics to offer a broad range of products and services, to cellular carriers in Mexico. The facility will be used for assembly, testing, warehousing and logistics of products for Mexico as well as other Latin American markets. In addition, the new facility will serve as InfoSonics de Mexico headquarters, as well as the main sales office for a Mexico-based sales force.

“We are excited about expanding our capacity  and market opportunity and believe this strategic location will enable us to offer leading wireless products and great customer service to our existing and new customers in Mexico, as well as provide valuable lower cost services to other Latin American and United States carrier customers,” stated Joseph Ram, President and Chief Executive Officer. “Mexico, with more than 47 million cellular subscribers, has the potential to be a significant new market for us, and this new facility will strengthen our role in the supply-chain for wireless devices in the regions we serve.”

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in the United States and Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services and end user support. For more information please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers when and in the quantity requested, our ability to maintain commercially feasible margins given significant competition, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2005.

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